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[LOGO] IHDG(TRADEMARK)
Imperial Home Decor Group(TRADEMARK)
                                 [LETTERHEAD]

                                                CONTACT:
                                                Kathy Obert at 216/902-0019
                                                Stephen Phillips at 216/902-0026
                                                both of Edward Howard & Co.


           THE IMPERIAL HOME DECOR GROUP INC. AND ITS U.S. AFFILIATES
                         TO RESTRUCTURE UNDER CHAPTER 11

           Company Secures $75 Million Debtor-in-Possession Financing,
                                Names Acting CEO

CLEVELAND, OHIO, January 5, 2000 - The Imperial Home Decor Group Inc. said today that it and its U.S. affiliates filed voluntary petitions on January 5, 2000 for protection under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Along with the holding company, entities included in the filing are: The Imperial Home Decor Group (US) LLC; its vinyl film subsidiary, Vernon Plastics, Inc.; Imperial Home Decor Group Holdings LLC, the principal shareholder of the holding company; and two additional non-operating subsidiaries, WDP Investments, Inc. and Marketing Services, Inc. The Company's Canadian operations, The Imperial Home Decor Group (Canada) ULC, and its operations in the United Kingdom, The Imperial Home Decor Group (UK) Ltd., were not included in the filing.

         The Company said that it elected to seek court protection to develop and implement a financial reorganization. During the reorganization process, Imperial Home Decor Group (US) LLC, Vernon Plastics, and all other company units will continue to operate normally.

         "With more than 40% of the North American residential wallcoverings market, IHDG is the industry leader, and is a viable company with solid future prospects," said Scott R. Levin, IHDG's Chief Financial Officer and Acting Chief Executive Officer. "Our company is profitable on an operating basis before restructuring and integration costs, but company debt levels are too high and simply cannot be sustained. When the company was formed in March 1998, it took

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on debt levels that assumed continued sales volume in Russia and Eastern Europe.
Those sales were not realized due to the dramatic and unexpected economic downturn that occurred in those markets shortly thereafter. While our business plan for 2000 is for improved sales and operating performance at all locations, sales in North America and local U.K. markets were lower than anticipated in 1998 and 1999. The end result is that while we have a profitable business, we have an unsustainable level of debt. Restructuring our debt under chapter 11 will remedy this situation and enable the company to build for the future."

         IHDG also announced today that the bankruptcy court granted immediate approval to borrow up to $25 million on its newly obtained, two-year Debtor-in-Possession (DIP) credit facility from The Chase Manhattan Bank for up-to-$75 million. A court hearing to approve the Company's use of the balance of those funds is scheduled for Wednesday, February 2, 2000.

         Subject to certain terms and conditions, the DIP financing will be used for employee salaries and benefits, materials and services from vendors, customer promotional programs, ongoing operations and other working capital needs. "We believe our DIP financing will provide more than ample funds to cover the company's global financial needs throughout the reorganization period," said Levin. "Our customers should rest assured that it is business as usual and our employees should know that their paychecks and benefits remain fully in effect."

         Levin said the Company expects to complete its previously announced North American Integration Plan to reduce costs, improve operations and increase profitability in the coming year. "To better serve customers, we repositioned our sales force on key national accounts, the dealer market, the designer/decorator and domestics businesses. We introduced new merchandising programs to major customers, developed numerous award-winning product designs, and increased licensing programs and distribution agreements with well-known brands such as Disney, Warner Bros., Nautica, Eddie Bauer, Thomas Kinkade, Alexander Julian, and Ralph Lauren," he explained.

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Imperial Home Decor Files... p/3

         Levin also cited a variety of recently accomplished manufacturing initiatives: "In our Canadian operations, we enhanced management strength and made significant progress on improving factory cycle times. In Knoxville, Tennessee, we launched a new finishing process. We consolidated bookmaking into our Streator, Illinois facility. And new production planning rules throughout our factories are increasing customer service levels. Our employees made these valuable contributions a reality."

         Levin went on to say that, under a new managing director, IHDG's progress in the U.K. includes advancements on a restructuring plan to reduce costs and improve profitability, and strong efforts to position IHDG to regain market share. He also said that Vernon Plastics has had one of its best years ever with particularly good successes in pool liners, and has identified key profit improvement initiatives for the coming year. Levin concluded by saying that, in the coming year, the Company will continue evaluating all of its production facilities on a worldwide basis to assess further opportunities to improve efficiencies or reduce costs.

         Finally, the Company announced that The Imperial Home Decor Group Inc. board of directors has initiated a search for a replacement for its former president and chief executive, James P. Toohey, who has left the Company to pursue other interests. Levin has assumed additional duties as acting chief executive officer.

         Imperial Home Decor Group is the world's largest designer, manufacturer and distributor of residential wallcoverings products. Headquartered in Cleveland, Ohio, Imperial Home Decor Group supplies home centers, national chains, mass merchants and home decorators. The Company was created in 1988 through the merger of Imperial Wallcoverings and Borden Decorative Products. In 1998, Imperial Home Decor Group reported net sales of $416.7 million.

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Note: This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements such as "develop and implement," "operate normally," "improved sales and profitability," "build for the future," and "regain market share," are forward-looking in nature. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such risks include, among other factors, the acceptability of existing and potential products in the marketplace and the ability to obtain sufficient capital to fund operations. Additional factors, which could cause actual results to differ materially from expectations in the forward-looking statements, are set forth in the Company's filings with the Securities and Exchange Commission.

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